UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

April 4, 2016

(Date of Report)

March 8, 2016

(Date of Earliest Reported Event)

AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

4700 Homewood Court, Suite 100; Raleigh, NC 27609

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 8, 2016, AmericaTowne, Inc. (the "Company") entered into an agreement with Clarke Associates, LLC, a Florida limited liability company located at 3157 Egremont Drive in West Palm Beach, Florida 33406 (“Clark”) to develop a comprehensive business plan in support of the Company’s EB-5 Project development. The Company paid Clarke a $7,500 retainer, with the balance of $7,500 due upon receipt of the final draft of the business plan. Clarke has extensive experience working with other businesses and the US Immigration Services in researching and preparing business plans. There is no relationship between the Company, or its directors or officers, and Clark.

On March 31, 2016, the Company entered into an agreement with Barnhart Economic Services, LLC, a Florida limited liability company located at 3875 Sunset Lane in West Palm Beach, Florida 33404-2768 (“Barnhart”) to develop a Feasibility Economic Impact Analysis for the AmericaTowne communities and International Trade Center in China and the US EB5 supported trade centers. The Company anticipates using the economic impact analysis during an upcoming trip to China to discuss with Chinese government officials export operations and it’s planned AmericaTowne community in China, and its development of Trade Centers in the United States. The Company paid $3,000 for its services. There is no relationship between the Company, or its directors or officers, and Barnhart.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2016, the Company entered into an Employment, Lock-Up and Options Agreement (the “Agreement”) with Lilian Nekesa Mabonga to serve as the Company’s Executive Vice President of Business Development. At this time, it is anticipated that Ms. Mabonga’s focus will be on the African markets. The term of the Agreement is four years with an option held by the Company to extend employment for another year. The Company has agreed to issue 100,000 shares of common stock to Ms. Mabonga in consideration of her services. Additionally, the Company has agreed to provide Ms. Mabonga options to acquire up to 100,000 shares of stock for each year she is employed by the Company for up to four years. To the extent the Company has sufficient cash flow and capital, the Company may elect to include money compensation to Ms. Mabonga for her services.

Ms. Mabonga holds a Masters of Business Administration in Strategic Management. She has worked in several international organizations including Eleni LLC, Growth Africa Consulting and Japan Port Consultant, Ltd, USTADI Foundation in different capacities in project management, strategy and business development and consulting. From 2010 to 2016, Ms. Mabonga was the President of Dicova Africa Group, Ltd. She serves as the Regional President for East Africa market for the USA-Africa Chamber of Commerce.

In addition to restrictions under the 1933 Securities Act, Ms. Mabonga has agreed to specific lock-up provisions once the Company issues her shares of common stock. She has agreed not to dispose or convey greater than ten-percent (10%) of her shares between the first day after the first year after issuance and the conclusion of the second year after issuance, and she shall not dispose or convey greater than twenty percent (20%) of the shares between the conclusion of the first year up to and after the first day of the third year after issuance. The lock-up period terminates immediately prior to the consummation of the first firm commitment underwritten public offering to an effective registration statement on Form S-1 (or its then equivalent) under the 1933 Securities Act, pursuant to which the aggregate price paid for the public to purchase of stock is at least $10.00, or on the third anniversary of the date of the agreement, whichever occurs first.

Ms. Mabonga has represented to the Company that, in the past ten years, she has not been involved in any of the following:

(a)  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)  Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d)  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 9 Exhibits

(d) Exhibits

Exhibit	Description
10.1	Project Development Agreement – Clarke Associates, LLC dated March 8, 2016
10.2 10.3	Feasibility Economic Impact Analysis Agreement dated March 31, 2016 Employment Agreement – Ms. Lilian Nekesa Mabonga dated March 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: April 4, 2016

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